Exhibit 99.1

Pixelworks Appoints Amy Bunszel to Board of Directors

Bunszel Adds Extensive Experience in Visual-Centric
Software Product Strategy and Innovation

SAN JOSE, Calif., April 1, 2019 - Pixelworks, Inc. (NASDAQ: PXLW), a leading provider of advanced power-efficient visual processing solutions, today announced the appointment of Amy Bunszel to the Company’s Board of Directors, effective March 28, 2019.

Ms. Bunszel is Senior Vice President of Design and Creation Products at Autodesk, a Fortune 500 design and make software company, where she leads product strategy and execution for the company’s 3D design and creation portfolio. Since joining Autodesk in 2003, she has served in several key senior management roles including Vice President, Digital Engineering Products; Vice President, AutoCAD products; and Senior Director, Digital Engineering. Prior to Autodesk, she served as Director, Product Management at Linius Technologies and Applications Engineer at Viewlogic. Notably, Bunszel was named one of the Most Powerful Women in Technology by the National Diversity Council in 2018, and in 2013 was named one of the Most Influential Women in Bay Area Business by the San Francisco Business Times. She is currently a member of the President’s Council for Cornell Women and is an advisor to the Entrepreneurship at Cornell Program. Bunszel holds a bachelor’s degree in electrical engineering from Cornell and a master’s degree in electrical engineering from the University of Massachusetts, Amherst.

“We are delighted to welcome Amy to the Company’s board as an independent director,” said Pixelworks Chairman, Richard Sanquini. “She has demonstrated an impressive track record of leadership and extensive experience in product development strategies and innovation. In addition, she brings highly complementary expertise in visual-centric software solutions to the Company’s existing strengths in hardware-based display processing. I look forward to Amy’s valuable contributions as Pixelworks continues to execute on its growth strategy targeted at the expanding market opportunity for advanced visual processing solutions.

“I also want to express my gratitude to Coco Brown and The Athena Alliance for their support and partnership throughout the search process. Athena’s understanding of Pixelworks’ commitment to diversity was instrumental in facilitating the appointment of Amy to our board, while also serving as a testament to our shared dedication to equality and strong leadership.”

In connection with the appointment of Bunszel, Pixelworks’ Board of Directors expands to six members.

About Pixelworks
Pixelworks creates, develops and markets high-efficiency visual display processing and advanced video delivery solutions for the highest quality display and streaming applications. The Company has a 20-year history of delivering image processing innovation to providers of leading-edge consumer electronics and professional displays, as well as video delivery and streaming solutions. Pixelworks is headquartered in San Jose, Calif. For more information, please visit the company’s web site at www.pixelworks.com.

Note: Pixelworks and the Pixelworks logo are registered trademarks of Pixelworks, Inc.

Investor Contact:
Brett L Perry
Shelton Group
P: 214-272-0070
E: bperry@sheltongroup.com

Company Contact:
E: info@pixelworks.com